OrangeHook

November 2, 2016

David Batchelor

[Address]

Sent via email to: [email address]

Re: Satisfaction of Obligations Owed to LifeMed ID, Inc. ("LifeMed")

Dear Mr. Batchelor:

This letter is to confirm our agreement with respect to satisfying certain loan obligations you have to LifeMed. For background, LifeMed was acquired by OrangeHook, Inc. ("OrangeHook") via merger pursuant to that certain Amended and Restated Merger Agreement, dated May 31, 2016, between OrangeHook, OH Solutions, Inc., LifeMed and certain other parties thereto (the "Merger Agreement"). In connection with the merger, you received 712,436 shares of OrangeHook common stock as Merger Consideration (as defined in the Merger Agreement) for your LifeMed capital stock. Prior to the merger, you had taken loans from LifeMed documented as accounting entries in the principal amount of $493,092.37 in principal (the "LifeMed Loans," as reflected in Exhibit A attached hereto). The LifeMed Loans have accrued interest in the amount of $4,895.99, resulting in a current total amount owed of $497,988.36.

You and OrangeHook now desire to extinguish the LifeMed Loans in place of other alternatives under the Merger Agreement or otherwise. To accomplish this, you have agreed to forfeit 35,571 shares of OrangeHook common stock that you received as Merger Consideration in exchange for full satisfaction of your LifeMed Loans. This will result in a reduction of Merger Consideration paid to you by OrangeHook in an amount of $497,988.36. This letter agreement will not otherwise affect the rights and obligations of any parties under the Merger Agreement.

If you agree to the foregoing, please (i) sign the below indicating that you have acknowledged and agreed to the foregoing, (ii) sign the Assignment Separate from Certificate attached hereto as Exhibit B, and (iii) return the aforementioned documents, to Kristi Nickles via email at knickles@fredlaw.com. Upon Kristi receiving these documents, OrangeHook will cancel your original stock certificate number No. 276 representing 712,436 shares of OrangeHook Common Stock and will issue a replacement stock certificate representing 676,865 shares of OrangeHook common stock (i.e., 712,436 shares minus 35,571 shares).

Please let me know if you have any questions.

Yours truly,

James L. Mandel
Chief Executive Officer

59913765

Acknowledged and Agreed:

David Batchelor

Dated: 11/2/, 2016

Return the following to Kristi Nickles via email (knickles@fredlaw.com):

1. This signed acknowledgement and agreement.
2. The signed Assignment Separate from Certificate on Exhibit B hereto.

Exhibit A
LifeMed Loans
(Principal Amounts)

Date	Transaction Type	Num	Memo/Description	Account	Split	Amount	Balance
11/18/2015	Journal Entry	977	Partial CD release - Loan to DB from LifeMed	12500 Due from Shareholders	-Split-	54,550.00	54,550.00
02/09/2016	Journal Entry	978	Loan to DB from LifeMed. Funds in money market account were transferred to DB personal account	12500 Due from Shareholders	-Split-	102,894.31	157,444.31
02/28/2016	Journal Entry	1067	Transfer CD to David B	12500 Due from Shareholders	-Split-	335,648.06	493,092.37
						$493,092.37	

Exhibit B

ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received, the undersigned hereby assigns and transfers unto OrangeHook, Inc. (the "Company"), a total of 35,571 shares of Common Stock of OrangeHook, represented on the books of the Company by Certificate No. 276 for 712,436 shares of Common Stock of OrangeHook, and hereby irrevocably constitutes and appoints Fredrikson & Byron, P.A. to be the Company's attorney-in-fact to transfer said shares on the books of the Company with full power of substitution in the premises, and to issue the residual (676,865 shares) back to the undersigned.

Date: 11/2/, 2016

David Batchelor